UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 18, 2016

A. SCHULMAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3637 Ridgewood Road, Fairlawn, Ohio	44333
(Address of principal executive offices)	(Zip Code)

(330) 666-3751
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

    On August 18, 2016, A. Schulman, Inc. (the “Company”) issued a press release announcing that Chairman Joseph M. Gingo has been named Chief Executive Officer and President, effective immediately. Mr. Gingo will continue to serve as Chairman of the Company’s Board of Directors. The Board and Bernard Rzepka, Chief Executive Officer and President since 2015, mutually agreed that he will relinquish his officer and directorship roles immediately.

Mr. Gingo, age 71, served as President and Chief Executive Officer of A. Schulman from January 2008 through December 2014 and has been the Chairman of the Board since February 2008. Prior to 2008, Mr. Gingo was employed at The Goodyear Tire & Rubber Company for more than 40 years, where he last served as Executive Vice President, Quality Systems and Chief Technical Officer at The Goodyear Tire & Rubber Company. Mr. Gingo has served as a member of the Company’s Board of Directors since 2000 and as a director of Omnova Solutions, Inc. since 2015. Mr. Gingo also served as a director of OM Group, Inc. during 2015. Mr. Gingo earned his bachelor's degree in chemical engineering from Case Institute of Technology (Case Western Reserve University) in 1966, a law degree from The University of Akron in 1971 and a Master’s degree in business management from the Massachusetts Institute of Technology in 1983.

The Company and Mr. Gingo expect to enter into an employment agreement prior to the end of the Company's fiscal year, with principal terms including a base salary of $920,000, an initial term of 2 years with a Company option to extend the agreement for an additional term of one year, an initial grant of 150,000 restricted shares of common stock, and a requirement that all future equity awards be subject to performance-based vesting. In addition, Mr. Gingo will not be eligible to receive additional compensation in the event of a termination after a change in control of the Company as compared to a termination without cause not involving a change in control.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release, dated August 18, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.

By: /s/ David C. Minc
David C. Minc
Executive Vice President & Chief Legal Officer

Date: August 18, 2016